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RUBICON TECHNOLOGY, INC.
(Name of Registrant as Specified in its Charter)

PARAGON TECHNOLOGIES, INC.
GAD PARTNERS FUND LP
GAD CAPITAL MANAGEMENT LLC
HESHAM M. GAD
JACK H. JACOBS
DEBORAH R. MERTZ
SAMUEL S. WEISER
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Paragon Technologies Initiates Proxy Contest at Rubicon Technology; Asks Shareholders to Elect the Director Nominee Whose Ideas the Rubicon Board is Purporting to Adopt

ATLANTA, GA, March 2, 2017 – Paragon Technologies, Inc. today announced that it has initiated a proxy contest to elect Sham Gad at the 2017 annual meeting of shareholders of Rubicon Technology, Inc. (NASDAQ: RBCN).

Last year, Mr. Gad met with directors from Rubicon Technology to share his concerns about the company’s deteriorating financial performance and request that he be placed on the Company’s board of directors as a positive catalyst for change. Mr. Gad shared elements of his plan to help unlock the vast upside he believed Rubicon’s shares held. The Board denied Mr. Gad’s request. Mr. Gad initiated a proxy contest and publicly presented his plan for unlocking shareholder value to shareholders.

Among other things, Mr. Gad’s plan called for:

•	The immediate reduction/elimination/sale of the company’s sapphire operations, which continued to generate significant and consistent losses for many consecutive years.

•	An immediate effort to monetize the Company’s owned real estate assets, supported by an analysis done by one of the nation’s leading commercial real estate companies.

•	Pursuit of potential investment opportunities outside of the sapphire business to exploit the value of the companies NOL’s.

•	Significant improvement to Rubicon’s corporate governance, which we believed was harming shareholders. Our plan called for the IMMEDIATE de-classification of the Company’s staggered board; IMMEDIATE elimination of what we believed were excessive equity grants at historically low share prices; and the reduction of director compensation, which we believed was absurdly excessive.

In response to our proxy campaign, the Rubicon board proceeded to spend approximately $1 MILLION of shareholder money criticizing Mr. Gad’s plan. Rubicon subsequently presented its own plan of how it would increase shareholder value through the growth of the Company’s sapphire operations.

A few weeks ago – which coincidentally is a few weeks before director nominations are due – Rubicon’s Chairman Don Aquilano issued a letter to shareholders outlining the steps Rubicon has taken during the past year:

•	Efforts to sell owned real estate assets.

•	The intent on hiring a new CEO which a focus on mergers and acquisition, which believe is an effort to find alternative investment opportunities.

•	Reductions in the sapphire business.

While we are flattered that the Board has chosen a plan nearly identical to ours, we believe it’s too little and far too late for ANY shareholder to place ANY trust in the actions of this Board – don’t be fooled twice.

Mr. Gad has done diligent and extensive work regarding his plan for Rubicon and we believe he will bring tremendous boardroom value in implementing the plan he has created. We believe shareholders, now more than ever, need such a catalyst on the Rubicon board. Simply allowing existing directors – whom we believe are simply punting ideas – to continue to “experiment” with Rubicon’s future is not only risky, but foolish.

The majority of Rubicon’s existing directors have served on this board for an average of over 10 years. We believe their disastrous track record speaks volumes and a new catalyst is needed IMMEDIATELY. Since it’s apparent from Mr. Aquilano’s letter that Mr. Gad’s plan is indeed viable, perhaps it’s time for the Board to start working with the creator of that plan.

We believe shareholders won’t allow themselves to be fooled again by the continued rhetoric that this Board will spout in order to further entrench themselves at shareholder expense.

In an effort to save Rubicon from what we believe is its current path to a permanent loss of shareholder value, Paragon intends to nominate the following director candidates at the annual meeting:

Hesham M. Gad is the Chairman and Chief Executive Officer of Paragon Technologies, Inc., a holding company consisting of two wholly owned subsidiaries: SI Systems, a leading material handling and automation company and SED Colombia, one of the largest computer and IT distributors in Latin America. Mr. Gad joined the Paragon Board in 2010 and became Chief Executive Officer in 2014. Paragon’s 2017 revenues and shareholder equity are expected to be approximately $75 million and $8 million, compared with $6.7 million and $2.9 million, respectively, in 2014 when Mr. Gad become CEO.

Jack H. Jacobs has held the McDermott Chair of Politics at West Point since 2005 and has served as an NBC military analyst since 2002. He is a principal of The Fitzroy Group, Ltd., a real estate development firm. He was previously a managing director of Bankers Trust, as well as a co-founder of AutoFinance Group, Inc. Mr. Jacobs’ military career included two tours of duty in Vietnam where he was among the most highly decorated soldiers, earning three Bronze Stars, two Silver Stars and the Medal of Honor. He is on the board of the Medal of Honor Foundation and the USO of New York. Mr. Jacobs is the author of the book, “If Not Now, When?: Duty and Sacrifice in America’s Time of Need.”

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Paragon Technologies, Inc. intends to make a filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement and accompanying proxy card to be used to solicit votes for the election of director nominees at the 2017 annual meeting of shareholders of Rubicon Technology, Inc., a Delaware corporation (the “Company”).

Paragon Technologies, Inc. is the beneficial owner of 80,000 shares of common stock of the Company, par value $0.001 per share (“Common Stock”), Gad Partners Fund LP is the direct beneficial owner of 1,023 shares of Common Stock, and Hesham M. Gad is the direct beneficial owner of an additional 1,000 shares of Common Stock.  Mr. Gad serves as the Chairman of the Board and Chief Executive Officer of Paragon Technologies, Inc. and is the managing member of Gad Partners Fund LP.

Paragon Technologies, Inc., its executive officers and directors, Gad Partners Fund LP, and Paragon’s nominees to the board are the participants in the proxy solicitation.  Updated information regarding the participants and their direct and indirect interests in the solicitation, by security holdings or otherwise, will be included in Paragon’s proxy statement and other materials filed with the SEC.  SHAREHOLDERS OF THE COMPANY SHOULD READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS CAREFULLY AND IN THEIR ENTIRETY AS THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE COMPANY’S ANNUAL MEETING, PARAGON’S SOLICITATION OF PROXIES AND PARAGON’S NOMINEES TO THE BOARD.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT WWW.SEC.GOV.